Filed pursuant to Rule 433(d)
Registration Statement No. 333- 158741-02

FINAL TERM SHEET, dated February 17, 2010

$730,502,000
USAA AUTO OWNER TRUST 2010-1
Issuing Entity
USAA Acceptance, LLC
Depositor

USAA FEDERAL SAVINGS BANK
Sponsor, Seller and Servicer

The issuing entity will own motor vehicle loans originated by USAA Federal Savings Bank and will issue the following classes of USAA Auto Owner Trust 2010-1 Asset Backed Notes:

	Class A-1	Class A-2	Class A-3	Class A-4	Class B
	Notes(2)(3)	Notes(3)	Notes(3)	Notes(3)	Notes(2)(4)
Principal Amount	$252,000,000	$179,000,000	$399,000,000	$152,502,000	$17,500,000
Per Annum Interest
Rate	0.27436%	0.63%	1.30%	2.14%	2.96%
Final Scheduled
Payment Date	Mar. 15, 2011	June 15, 2012	June 16, 2014	Sept. 15, 2015	July 15, 2016
Initial Public
Offering Price	N/A	99.99195%	99.99102%	99.98258%	N/A
Ratings
(Moody’s/S&P)	P-1/A-1+	Aaa/AAA	Aaa/AAA	Aaa/AAA	Aa3/NR
Payment Date	Monthly, beginning March 15, 2010 (subject to the business day convention)	Monthly, beginning March 15, 2010 (subject to the business day convention)	Monthly, beginning March 15, 2010 (subject to the business day convention)	Monthly, beginning March 15, 2010 (subject to the business day convention)	Monthly, beginning March 15, 2010 (subject to the business day convention)
Weighted Average
Life(1)	0.36	0.99	2.05	3.36	3.48
CUSIP	90290FAA4	90290FAB2	90290FAC0	90290FAD8	90290FAE6

(1)     Pricing speed: 1.40% ABS (with a 10% clean-up call).
(2)     Not publicly offered.
(3)     The Class A Notes are generally eligible for purchase by or on behalf of employee benefit plans and other similar retirement plans and arrangements that are subject to ERISA or to Section 4975 of the Code.
(4)     The Class B Notes may not be acquired by, on behalf of or with assets of an employee benefit plan or individual retirement account except by certain insurance company general accounts that are able to make the representations and warranties set forth in the Indenture.
Trade Date: February 17, 2010
Settlement Date: February 24, 2010

Joint Global Coordinators of the Class A-2, Class A-3 and Class A-4 Notes
J.P. Morgan		Wells Fargo Securities
Co-Managers of the Class A-2, Class A-3 and Class A-4 Notes

BofA Merrill Lynch
Citi
Deutsche Bank Securities

RBS

     The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.

     This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.